Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that statements on Schedules 13G and/or 13D and Forms 3, 4 and 5 with respect to the securities of FreightCar America, Inc. and any amendments thereto signed by each of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended. The undersigned hereby further agree that this Joint Filing Agreement may be included as an exhibit to such statements or amendments. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: October 26, 2020	Jesús Gil

/s/ Jesús Gil

Fabricaciones y Servicios de México, S.A. de C.V.

	By:	/s/ Alejandro Gil
Name: Alejandro Gil
Title: Chief Executive Officer

Alejandro Gil

/s/ Alejandro Gil